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                                                                    EXHIBIT 99.1

                      CMI ANNOUNCES DEVELOPMENTS REGARDING
                             ITS RESTRUCTURING PLAN
                        WITH COMPANY'S LARGEST CREDITORS
                      PRESS RELEASE--FOR IMMEDIATE RELEASE

         Columbia, South Carolina, September 26, 2001 - CMI Industries, Inc. announced that the Company has reached an agreement in principle with an informal committee of holders of the Company's 9 1/2% Senior Subordinated Notes to restructure all of the Company's debt and equity pursuant to which the Company's profitable Elastic Fabrics of America LLC subsidiary will continue as a going concern and the remainder of the Company's assets will be liquidated in an orderly fashion. The notes have an outstanding principal balance of $75,325,000 and represent over 85% of the Company's obligations.

         Said Joseph L. Gorga, President of the Company, "I am pleased that we have been able to reach an agreement in principle with the Company's bondholders to complete a restructuring of CMI's debt and equity, and at the same time, protect the ongoing interests of Elastic Fabrics of America LLC. It is regrettable that circumstances relating to market conditions for greige fabrics have placed the Company in such difficult circumstances. I believe this agreement is in the best interest of all the Company's constituents and will maximize value for the benefit of all concerned. The Company will now turn its efforts to implementing the plan on an expeditious basis. I want to again express my sincere appreciation to our customers, vendors and associates for their continued support throughout the last few months. We remain committed to being the premier domestic supplier of elastic fabrics and are excited about moving forward with our growth initiatives for this business."

         One member of the Noteholder committee expressed satisfaction concerning this agreement: "this Agreement clears the way for an orderly reorganization in the best interests of the Noteholders, other unsecured creditors and all of the Company's stakeholders."

         Under the terms of the restructuring agreement, the Elastics' operations will continue in the ordinary course without interruption or interference of any kind, and Elastics' creditors will be paid in full without impairment by the reorganization of the parent company. Elastics' prospective working capital requirements will be satisfied from a new separate working capital facility. CMI's restructuring will be implemented pursuant to a voluntary chapter 11 plan and is subject to definitive documentation and all approvals required by the chapter 11 process. CMI's unsecured creditors will receive substantially all of (i) the proceeds from the liquidation of the Company's non-operating assets, (ii) new senior notes to be issued by the Company, and (iii) 100% of the equity in the Company. The parties anticipate that the restructuring will be completed by early 2002.


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         Separately, the Company disclosed that on September 25, 2001, the
Company was served a lawsuit from certain creditors asserting claims of less than $80,000 and petitioning to have the Company reorganized under Chapter 11 of the Bankruptcy Code. The Company is reviewing the filing and will respond appropriately in the near future. The Company and the Noteholder Committee indicated that the filing was unrelated to, and would have no effect on, the parties' restructuring agreement. It is anticipated that these creditors will be treated in the context of the broader agreement applicable to unsecured creditors, as negotiated with the Noteholders.

         The Company's main operating subsidiary, Elastic Fabrics of America LLC, manufactures textile products that serve a variety of markets, including the woven apparel, elasticized knit apparel and industrial/medical markets. The Company is headquartered in Columbia, South Carolina. Elastic Fabrics of America LLC operates manufacturing facilities in Greensboro, North Carolina and Stuart, Virginia. As previously announced, the Company is in the process of closing the last plant involved in its greige woven fabrics operations. The Company had consolidated net sales from continuing operations of $85.2 million in 2000.

         This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity, the success of the Company's overall business strategy, the Company's relationships with its principal customers and suppliers, the demand for textile products, the cost and availability of raw materials and labor, the level of the Company's indebtedness and the exposure to interest rate fluctuations, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, restrictions on the Company's business and operations imposed by the Company's lenders and the court processes, the ability of the Company to complete its agreement in principle and the Company's ability to operate under current industry conditions.

         For further information, contact James A. Ovenden, Executive Vice President and Chief Financial Officer at 803-771-4434.